Exhibit 23.2
Consent of Ralph E. Davis Associates, Inc.
The Board of Directors
Delta Petroleum Corporation
We hereby consent to the use of our name and the information regarding our review of the reserve estimates of Delta Petroleum Corporation contained in its Annual Report on Form 10-K for period ended December 31, 2010, and to the incorporation by reference thereof in the registration statements on Form S-3 (Nos. 333-167644, 333-160267 and 333-160724) and on Form S-8 (Nos. 333-141247, 333-137361, 333-127654, 333-108866, 333-103585, 333-73324, 333-30276, 333-151958 and 333-164265) of Delta Petroleum Corporation.

/s/ Allen C. Barron
Allen C. Barron, P.E.
President Ralph E. Davis Associates, Inc.

Houston, Texas
March 14, 2011